UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

November 16, 2016

PCTEL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

471 Brighton Drive

Bloomingdale, Illinois 60108

(Address of Principal Executive Offices, including Zip Code)

(630) 372-6800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Named Executive Officer Base Salary

On November 16, 2016, the Compensation Committee of the Board of Directors of PCTEL, Inc. (the “company” or “PCTEL”) approved an increase effective January 1, 2017 in the base salary of each of the following named executive officers of the company in connection with their respective promotions:

Officer Name	New Title	Current Base Salary	Base Salary Effective January 1, 2017
Rishi Bharadwaj	Senior Vice President and General Manager, Connected Solutions	$227,000	$270,000
Jeffrey A. Miller	Senior Vice President and General Manager, RF Solutions	$231,000	$270,000

Mr. Rishi Bharadwaj served as the Vice President and General Manager of the Connected Solutions segment and was promoted to Senior Vice President.  Mr. Jeffrey Miller was named the successor to Mr. David Neumann as the General Manager of the RF Solutions segment.

Increases in Maximum Potential Bonus Under 2017 Short Term Incentive Plan

On November 16, 2016, also in connection with their promotions, the Compensation Committee approved a change in the maximum potential bonus that Mr. Bharadwaj and Mr. Miller may earn under the company’s Short Term Incentive Plan based on their respective 2017 performance, as indicated below:

Officer Name	Maximum Bonus as a Percentage of 2016 Salary	Maximum Bonus as a Percentage of 2017 Salary
Rishi Bharadwaj	100%	115%
Jeffrey A. Miller	N/A(1)	115%

(1)

As the Senior Vice President of Global Sales for the RF Solutions segment in 2016, Mr. Miller is participating in a Sales Compensation Plan pursuant to which in addition to his salary he will earn commission based upon the sales of the entire RF solutions segment.  If he reaches his quota, Mr. Miller will earn commission of $125,000.  The maximum amount of commission that Mr. Miller could earn under his Sales Compensation Plan at 200% of quota is $312,500.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2016

PCTEL, INC

By:	/s/ John W. Schoen
John W. Schoen
Senior Vice President and Chief Financial Officer